Exhibit 23.1

April 21, 2004

CONSENT OF INDEPENDENT AUDITORS

As an Independent Certified Public Accountant, I consent to the use, in this Annual Report on Form 10-KSB/A, of my report, dated December 26, 2002 of USCorp. for the fiscal year ending September 30, 2002 and the related consolidated statements of income and changes in stockholders' equity, and cash flows for the period ending September 30, 2002.

Sincerely,

/s/ Henry Schiffer

Henry Schiffer

CPA

An Accountancy Corporation